Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Ian Tanaka	Media Contact:	Tim Sakahara
	SVP, Treasury Manager		AVP, Corporate Communications Manager
	(808) 544-3646		(808) 544-5125
	ian.tanaka@cpb.bank		tim.sakahara@cpb.bank

NEWS RELEASE

CENTRAL PACIFIC FINANCIAL REPORTS FOURTH QUARTER AND FULL YEAR 2024 EARNINGS

Highlights include:
•Net income of $11.3 million, or $0.42 per diluted share for the fourth quarter of 2024 and $53.4 million, or $1.97 per diluted share for the full year 2024
•Completed investment securities portfolio repositioning which resulted in a pre-tax loss of $9.9 million in the fourth quarter of 2024, and is estimated to improve annual net interest income by $2.7 million beginning in 2025
•Adjusted net income (non-GAAP) of $19.0 million, or $0.70 per diluted share for the fourth quarter of 2024 and $63.4 million and $2.34 per diluted share for the full year 2024, which excludes pre-tax items totaling $9.9 million and $13.0 million in the fourth quarter and full year 2024, respectively
•Net interest margin of 3.17% increased by 10 bps from 3.07% in the previous quarter
•Total risk-based capital and common equity tier 1 ratios of 15.4% and 12.3%, respectively
•CPF Board of Directors approved an increase in the quarterly cash dividend by 3.8% to $0.27 per share and authorized a new share repurchase program of up to $30.0 million for 2025
•Central Pacific Bank became a member of the Federal Reserve System

HONOLULU, HI, January 29, 2025 – Central Pacific Financial Corp. (NYSE: CPF) (the "Company"), parent company of Central Pacific Bank (the "Bank" or "CPB"), today reported net income of $11.3 million, or fully diluted earnings per share ("EPS") of $0.42 for the fourth quarter of 2024, compared to net income of $13.3 million, or EPS of $0.49 in the previous quarter and net income of $14.9 million, or EPS of $0.55 in the year-ago quarter. For the 2024 year, net income and EPS was $53.4 million and $1.97, respectively, compared to net income and EPS of $58.7 million and $2.17, respectively, in the 2023 year.

Results for the fourth quarter of 2024 were impacted by a pre-tax loss related to an investment portfolio repositioning of $9.9 million. Results for the third quarter of 2024 were impacted by $3.1 million in pre-tax expenses related to our evaluation and assessment of a strategic opportunity, as previously reported. Excluding the aforementioned pre-tax items of $3.1 million and $9.9 million in the third and fourth quarters of 2024, respectively, adjusted net income and EPS (non-GAAP) for the third quarter was approximately $15.7 million and $0.58, respectively, compared to adjusted net income and EPS (non-GAAP) of $19.0 million and $0.70, respectively, in the fourth quarter of 2024. Excluding the aforementioned pre-tax items in the third and fourth quarters of 2024 totaling $13.0 million, adjusted net income and EPS (non-GAAP) for the 2024 year was $63.4 million and $2.34, respectively.

"2024 was a solid year for Central Pacific Bank and we would like to send a sincere thank you to our valued customers and all the communities we serve. Key contributors to our success in 2024 included strong NIM expansion and core deposit growth, along with very healthy levels of liquidity, asset quality and capital," said Arnold Martines, Chairman, President and Chief Executive Officer.

Central Pacific Financial Reports Fourth Quarter and Full Year 2024 Earnings

"We are proud to be recognized once again as one of America’s Best Regional Banks by Newsweek, one of the Best in State Banks by Forbes, and the Best Bank in Hawaii by readers of the Honolulu Star Advertiser. It is a testament to the hard work and exceptional customer service all of our employees consistently demonstrate. In 2025, we will continue to execute upon our strategies and build upon the success we've had in 2024."

Earnings Highlights
Net interest income was $55.8 million for the fourth quarter of 2024, which increased by $1.9 million, or 3.6% from the previous quarter, and increased by $4.6 million, or 9.1% from the year-ago quarter. Net interest margin ("NIM") was 3.17% for the fourth quarter of 2024, an increase of 10 basis points ("bp" or "bps") from the previous quarter and an increase of 33 bps from the year-ago quarter. The sequential quarter increase in net interest income and NIM was primarily due to a 15 bps decline in average rates paid on interest-bearing deposits, combined with a higher average yield earned on loans of 2 bps.

During the fourth quarter of 2024, the Company completed an investment portfolio repositioning related to its available-for-sale investment securities portfolio. The Company sold lower-yielding available-for-sale debt securities with a book value of $106.5 million and received proceeds of $96.6 million, which resulted in a pre-tax loss of $9.9 million. Proceeds from the sale were reinvested in $101.6 million of higher-yielding debt securities. The Company estimates the transaction will result in a prospective annual increase to net interest income of $2.7 million and net interest margin of 4 bps. The earn-back period is estimated to be approximately 3.5 years. The securities sold had a weighted average yield of 2.1% and a weighted average duration of 3.6 years, and the securities purchased had a weighted average yield of 4.9% and a weighted average duration of 4.1 years.
The Company recorded a provision for credit losses of $0.8 million in the fourth quarter of 2024, compared to a provision of $2.8 million in the previous quarter and a provision of $4.7 million in the year-ago quarter. The provision in the current quarter consisted of a provision for credit losses on loans of $1.4 million, offset by a credit to the provision for off-balance sheet exposures of $0.6 million. The lower provision for credit losses was primarily due to improvements in the economic forecast and movements in loan balances by segment, combined with an overall loan balance decline during the quarter.

Other operating income totaled $2.6 million for the fourth quarter of 2024, compared to $12.7 million in the previous quarter and $15.2 million in the year-ago quarter. The lower other operating income was primarily due to the aforementioned pre-tax loss on sales of investment securities related to an investment portfolio repositioning of $9.9 million.

Other operating expense totaled $44.2 million for the fourth quarter of 2024, compared to $46.7 million in the previous quarter and $42.5 million in the year-ago quarter. The sequential quarter reduction in other operating expense was primarily due to the aforementioned $3.1 million in expenses related to a strategic opportunity (included in other) in the third quarter of 2024. In addition, the Company recorded lower directors' deferred compensation plan expenses of $1.2 million (included in other). These decreases were partially offset by an impairment charge on intangible assets of $1.4 million (included in other) during the fourth quarter of 2024.

The efficiency ratio was 75.65% for the fourth quarter of 2024, compared to 70.12% in the previous quarter and 64.12% in the year-ago quarter. Excluding the aforementioned pre-tax items, the adjusted efficiency ratio (non-GAAP) was 64.65% for the fourth quarter of 2024, compared to an adjusted efficiency ratio (non-GAAP) of 65.51% for the third quarter of 2024.

The effective tax rate was 15.4% for the fourth quarter of 2024, compared to 22.0% in the previous quarter and 22.3% in the year-ago quarter. The decrease in the effective tax rate was primarily due to additional tax credits recognized and tax return to provision adjustments.

Balance Sheet Highlights
Total assets of $7.47 billion at December 31, 2024 increased by $56.7 million, or 0.8% from $7.42 billion at September 30, 2024, and decreased by $170.7 million, or 2.2% from $7.64 billion at December 31, 2023. The Company had $380.9 million in cash on its balance sheet and $2.49 billion in total other liquidity sources, including available borrowing capacity and unpledged investment securities at December 31, 2024.

Total loans, net of deferred fees and costs, of $5.33 billion at December 31, 2024 decreased by $9.8 million, or 0.2% from $5.34 billion at September 30, 2024, and decreased by $106.1 million, or 2.0% from $5.44 billion at December 31, 2023. Average yields earned on loans during the fourth quarter of 2024 was 4.91%, compared to 4.89% in the previous quarter and 4.55% in the year-ago quarter.

Total deposits of $6.64 billion at December 31, 2024 increased by $61.0 million or 0.93% from $6.58 billion at September 30, 2024, and decreased by $203.6 million, or 3.0% from $6.85 billion at December 31, 2023. Core deposits, which include demand deposits,

Central Pacific Financial Reports Fourth Quarter and Full Year 2024 Earnings

savings and money market deposits and time deposits up to $250,000, totaled $6.04 billion at December 31, 2024, and increased by $74.2 million, or 1.2% from $5.97 billion at September 30, 2024. Average rates paid on total deposits during the fourth quarter of 2024 was 1.21%, compared to 1.32% in the previous quarter and 1.22% in the year-ago quarter.

Asset Quality
Nonperforming assets totaled $11.0 million, or 0.15% of total assets at December 31, 2024, compared to $11.6 million, or 0.16% of total assets at September 30, 2024 and $7.0 million, or 0.09% of total assets at December 31, 2023.

Net charge-offs totaled $3.8 million in the fourth quarter of 2024, compared to net charge-offs of $3.6 million in the previous quarter, and net charge-offs of $5.5 million in the year-ago quarter. Annualized net charge-offs as a percentage of average loans was 0.29%, 0.27% and 0.41% during the three months ended December 31, 2024, September 30, 2024 and December 31, 2023, respectively.

The allowance for credit losses, as a percentage of total loans was 1.11% at December 31, 2024, compared to 1.15% at September 30, 2024, and 1.18% at December 31, 2023.

Capital
Total shareholders' equity was $538.4 million at December 31, 2024, compared to $543.7 million and $503.8 million at September 30, 2024 and December 31, 2023, respectively.

The Company's leverage, common equity tier 1, tier 1 risk-based capital, and total risk-based capital ratios were 9.3%, 12.3%, 13.2%, and 15.4%, respectively, at December 31, 2024, compared to 9.5%, 12.1%, 13.1%, and 15.3%, respectively, at September 30, 2024.

On January 28, 2025, the Company's Board of Directors declared a quarterly cash dividend of $0.27 per share on its outstanding common shares. The dividend represents an increase of 3.8% from the $0.26 per share in the fourth quarter of 2024 and will be payable on March 17, 2025 to shareholders of record at the close of business on February 28, 2025.

On January 28, 2025, the Company's Board of Directors also authorized the repurchase of up to $30 million of its common stock from time to time in the open market or in privately negotiated transactions, pursuant to a newly authorized share repurchase program (the "Repurchase Plan"). The Repurchase Plan replaces and supersedes in its entirety the share repurchase program previously approved by the Company's Board of Directors. During the year ended December 31, 2024, the Company repurchased 49,960 shares of common stock, at a total cost of $0.9 million, or an average cost per share of $18.92. During the year ended December 31, 2024, the Company returned $29.1 million in capital to its shareholders through cash dividends and share repurchases.

Regulatory
On January 10, 2025, the Bank received final approval from the Federal Reserve to become a member of the Federal Reserve System (the “Fed Membership”). Accordingly, upon the effective date, the Bank’s primary federal supervisor will be the Board of Governors of the Federal Reserve System, acting through authority delegated to the Federal Reserve Bank of San Francisco. The Fed Membership became effective on January 24, 2025.

As a bank holding company, the Company is already supervised by the Federal Reserve Bank of San Francisco, and the Company believes that the Bank’s Fed Membership will streamline the Company’s regulatory oversight structure by having a single federal supervisor for both the Company and the Bank. Both the Company and the Bank will continue to be regulated by the Hawaii Division of Financial Institutions. The Bank’s deposits will continue to be insured by the Federal Deposit Insurance Corporation, in accordance with applicable limits.

Conference Call
The Company's management will host a conference call today at 1:00 p.m. Eastern Time (8:00 a.m. Hawaii Time) to discuss the quarterly results. Individuals are encouraged to listen to the live webcast of the presentation by visiting the investor relations page of the Company's website at http://ir.cpb.bank. Alternatively, investors may participate in the live call by dialing 1-800-715-9871 (conference ID: 6299769). A playback of the call will be available through February 28, 2025 by dialing 1-800-770-2030 (playback ID: 6299769) and on the Company's website. Information which may be discussed in the conference call is provided in an earnings supplement presentation on the Company's website at http://ir.cpb.bank.

Central Pacific Financial Reports Fourth Quarter and Full Year 2024 Earnings

About Central Pacific Financial Corp.
Central Pacific Financial Corp. is a Hawaii-based bank holding company with approximately $7.47 billion in assets as of December 31, 2024. Central Pacific Bank, its primary subsidiary, operates 27 branches and 55 ATMs in the State of Hawaii. Central Pacific Financial Corp. is traded on the New York Stock Exchange (NYSE) under the symbol "CPF." For additional information, please visit: cpb.bank

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Central Pacific Financial Reports Fourth Quarter and Full Year 2024 Earnings

Forward-Looking Statements
This document may contain forward-looking statements ("FLS") concerning: projections of revenues, expenses, income or loss, earnings or loss per share, capital expenditures, payment or nonpayment of dividends, net interest income, capital position, credit losses, net interest margin or other financial items; statements of plans, objectives and expectations of Central Pacific Financial Corp. (the "Company") or its management or Board of Directors, including those relating to business plans, use of capital resources, products or services and regulatory developments and regulatory actions; statements of future economic performance including anticipated performance results from our business initiatives; or any statements of the assumptions underlying or relating to any of the foregoing. Words such as "believe," "plan," "anticipate," "seek," "expect," "intend," "forecast," "hope," "target," "continue," "remain," "estimate," "will," "should," "may" and other similar expressions are intended to identify FLS but are not the exclusive means of identifying such statements.

While we believe that our FLS and the assumptions underlying them are reasonably based, such statements and assumptions are by their nature subject to risks and uncertainties, thus could later prove to be inaccurate or incorrect. Accordingly, actual results could differ materially from those statements or projections for a variety of reasons, including, but not limited to: the effects of inflation and interest rate fluctuations; the adverse effects of bank failures and the potential impact of such developments on customer confidence, deposit behavior, liquidity and regulatory responses thereto; the adverse effects of the COVID-19 pandemic virus (and its variants) and other pandemic viruses on local, national and international economies, including, but not limited to, the adverse impact on tourism and construction in the State of Hawaii, our borrowers, customers, third-party contractors, vendors and employees, as well as the effects of government programs and initiatives in response thereto; supply chain disruptions; labor contract disputes and potential strikes; the increase in inventory or adverse conditions in the real estate market and deterioration in the construction industry; adverse changes in the financial performance and/or condition of our borrowers and, as a result, increased loan delinquency rates, deterioration in asset quality, and losses in our loan portfolio; the impact of local, national, and international economies and events (including natural disasters such as wildfires, volcanic eruptions, hurricanes, tsunamis, storms, and earthquakes) on the Company's business and operations and on tourism, the military, and other major industries operating within the Hawaii market and any other markets in which the Company does business; deterioration or malaise in domestic economic conditions, including any destabilization in the financial industry and deterioration of the real estate market, as well as the impact of declining levels of consumer and business confidence in the state of the economy in general and in financial institutions in particular; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, changes in capital standards, other regulatory reform and federal and state legislation, including but not limited to regulations promulgated by the Consumer Financial Protection Bureau, government-sponsored enterprise reform, and any related rules and regulations which affect our business operations and competitiveness; the costs and effects of legal and regulatory developments, including legal proceedings and lawsuits we are or may become subject to, or regulatory or other governmental inquiries and proceedings and the resolution thereof; the results of regulatory examinations or reviews and the effect of, and our ability to comply with, any regulations or regulatory orders or actions we are or may become subject to, and the effect of any recurring or special FDIC assessments; the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the PCAOB, the FASB and other accounting standard setters and the cost and resources required to implement such changes; the effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Board of Governors of the Federal Reserve System; securities market and monetary fluctuations, including the impact resulting from the elimination of the LIBOR Index; negative trends in our market capitalization and adverse changes in the price of the Company's common stock; the effects of any potential or actual acquisitions or dispositions we may make or evaluate, and the related costs; political instability; acts of war or terrorism; changes in consumer spending, borrowings and savings habits; technological changes and developments; cybersecurity and data privacy breaches and the consequence therefrom; failure to maintain effective internal control over financial reporting or disclosure controls and procedures; our ability to address deficiencies in our internal controls over financial reporting or disclosure controls and procedures; changes in the competitive environment among financial holding companies and other financial service providers; our ability to successfully implement our initiatives to lower our efficiency ratio; our ability to attract and retain key personnel; changes in our personnel, organization, compensation and benefit plans; our ability to successfully implement and achieve the objectives of our BaaS initiatives, including adoption of the initiatives by customers and risks faced by any of our bank collaborations including reputational and regulatory risk; and our success at managing the risks involved in the foregoing items.

For further information with respect to factors that could cause actual results to materially differ from the expectations or projections stated in the FLS, please see the Company's publicly available SEC filings, including the Company's Form 10-K for the last fiscal year and, in particular, the discussion of "Risk Factors" set forth therein. We urge investors to consider all of these factors carefully in evaluating the FLS contained in this document. FLS speak only as of the date on which such statements are made. We undertake no obligation to update any FLS to reflect events or circumstances after the date on which such statements are made, or to reflect the occurrence of unanticipated events except as required by law.

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Financial Highlights
(Unaudited)	TABLE 1

	Three Months Ended					Year Ended
(Dollars in thousands,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Dec 31,
except for per share amounts)	2024	2024	2024	2024	2023	2024	2023
CONDENSED INCOME STATEMENT
Net interest income	$55,774	$53,851	$51,921	$50,187	$51,142	$211,733	$210,000
Provision for credit losses	818	2,833	2,239	3,936	4,653	9,826	15,698
Total other operating income	2,624	12,734	12,121	11,244	15,172	38,723	46,663
Total other operating expense	44,177	46,687	41,151	40,576	42,522	172,591	164,143
Income tax expense	2,058	3,760	4,835	3,974	4,273	14,627	18,153
Net income	11,345	13,305	15,817	12,945	14,866	53,412	58,669
Basic earnings per share	$0.42	$0.49	$0.58	$0.48	$0.55	$1.97	$2.17
Diluted earnings per share	0.42	0.49	0.58	0.48	0.55	1.97	2.17
Dividends declared per share	0.26	0.26	0.26	0.26	0.26	1.04	1.04

PERFORMANCE RATIOS
Return on average assets (ROA) [1]	0.62%	0.72%	0.86%	0.70%	0.79%	0.72%	0.78%
Return on average shareholders’ equity (ROE) [1]	8.37	10.02	12.42	10.33	12.55	10.25	12.38
Average shareholders’ equity to average assets	7.35	7.23	6.94	6.73	6.32	7.06	6.34
Efficiency ratio [2]	75.65	70.12	64.26	66.05	64.12	68.91	63.95
Net interest margin (NIM) [1]	3.17	3.07	2.97	2.83	2.84	3.01	2.94
Dividend payout ratio [3]	61.90	53.06	44.83	54.17	47.27	52.79	47.93

SELECTED AVERAGE BALANCES
Average loans, including loans held for sale	$5,315,802	$5,330,810	$5,385,829	$5,400,558	$5,458,245	$5,358,059	$5,508,530
Average interest-earning assets	7,052,296	7,022,910	7,032,515	7,140,264	7,208,613	7,061,864	7,169,463
Average assets	7,377,398	7,347,403	7,338,714	7,449,661	7,498,097	7,378,207	7,479,243
Average deposits	6,546,616	6,535,422	6,542,767	6,659,812	6,730,883	6,570,990	6,700,127
Average interest-bearing liabilities	4,906,623	4,904,460	4,910,998	5,009,542	5,023,321	4,932,757	4,938,705
Average shareholders’ equity	542,135	530,928	509,507	501,120	473,708	521,008	473,819

[1] ROA and ROE are annualized based on a 30/360 day convention. Annualized net interest income and expense in the NIM calculation are based on the day count interest payment conventions at the interest-earning asset or interest-bearing liability level (i.e. 30/360, actual/actual).
[2] Efficiency ratio is defined as total other operating expense divided by total revenue (net interest income and total other operating income).
[3] Dividend payout ratio is defined as dividends declared per share divided by diluted earnings per share.

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Financial Highlights
(Unaudited)	TABLE 1 (CONTINUED)

	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2024	2024	2024	2024	2023
REGULATORY CAPITAL RATIOS
Central Pacific Financial Corp.
Leverage ratio	9.3%	9.5%	9.3%	9.0%	8.8%
Common equity tier 1 capital ratio	12.3	12.1	11.9	11.6	11.4
Tier 1 risk-based capital ratio	13.2	13.1	12.8	12.6	12.4
Total risk-based capital ratio	15.4	15.3	15.1	14.8	14.6

Central Pacific Bank
Leverage ratio	9.7	9.8	9.6	9.4	9.2
Common equity tier 1 capital ratio	13.8	13.6	13.3	13.1	12.9
Tier 1 risk-based capital ratio	13.8	13.6	13.3	13.1	12.9
Total risk-based capital ratio	14.9	14.8	14.5	14.3	14.1

	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
(dollars in thousands, except for per share amounts)	2024	2024	2024	2024	2023
BALANCE SHEET
Total loans, net of deferred fees and costs	$5,332,852	$5,342,609	$5,383,644	$5,401,417	$5,438,982
Total assets	7,472,096	7,415,430	7,386,952	7,409,999	7,642,796
Total deposits	6,644,011	6,583,013	6,582,455	6,618,854	6,847,592
Long-term debt	156,345	156,284	156,223	156,163	156,102
Total shareholders’ equity	538,385	543,725	518,647	507,203	503,815
Total shareholders’ equity to total assets	7.21%	7.33%	7.02%	6.84%	6.59%

ASSET QUALITY
Allowance for credit losses (ACL)	$59,182	$61,647	$62,225	$63,532	$63,934
Nonaccrual loans	11,018	11,597	10,257	10,132	7,008
Non-performing assets (NPA)	11,018	11,597	10,257	10,132	7,008
Ratio of ACL to total loans	1.11%	1.15%	1.16%	1.18%	1.18%
Ratio of NPA to total assets	0.15%	0.16%	0.14%	0.14%	0.09%

PER SHARE OF COMMON STOCK OUTSTANDING
Book value per common share	$19.89	$20.09	$19.16	$18.76	$18.63
Closing market price per common share	29.05	29.51	21.20	19.75	19.68

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)	TABLE 2

	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
(Dollars in thousands, except share data)	2024	2024	2024	2024	2023
ASSETS
Cash and due from financial institutions	$77,774	$100,064	$103,829	$98,410	$116,181
Interest-bearing deposits in other financial institutions	303,167	226,505	195,062	214,472	406,256
Investment securities:
Available-for-sale debt securities, at fair value	737,658	723,453	676,719	660,833	647,210
Held-to-maturity debt securities, at amortized cost; fair value of: $506,681 at December 31, 2024, $546,990 at September 30, 2024, $528,088 at June 30, 2024, $541,685 at March 31, 2024, and $565,178 at December 31, 2023	596,930	606,117	615,867	624,948	632,338
Total investment securities	1,334,588	1,329,570	1,292,586	1,285,781	1,279,548
Loans held for sale	5,662	1,609	3,950	755	1,778
Loans, net of deferred fees and costs	5,332,852	5,342,609	5,383,644	5,401,417	5,438,982
Less: allowance for credit losses	(59,182)	(61,647)	(62,225)	(63,532)	(63,934)
Loans, net of allowance for credit losses	5,273,670	5,280,962	5,321,419	5,337,885	5,375,048
Premises and equipment, net	104,342	104,575	100,646	97,688	96,184
Accrued interest receivable	23,378	23,942	23,184	21,957	21,511
Investment in unconsolidated entities	52,417	54,836	40,155	40,780	41,546
Mortgage servicing rights	8,473	8,513	8,636	8,599	8,696
Bank-owned life insurance	176,216	175,914	173,716	172,228	170,706
Federal Home Loan Bank of Des Moines ("FHLB") stock	6,929	6,929	6,925	6,921	6,793
Right-of-use lease assets	30,824	32,192	32,081	32,079	29,720
Other assets	74,656	69,819	84,763	92,444	88,829
Total assets	$7,472,096	$7,415,430	$7,386,952	$7,409,999	$7,642,796
LIABILITIES
Deposits:
Noninterest-bearing demand	$1,888,937	$1,838,009	$1,847,173	$1,848,554	$1,913,379
Interest-bearing demand	1,338,719	1,255,382	1,283,669	1,290,321	1,329,189
Savings and money market	2,329,170	2,336,323	2,234,111	2,211,966	2,209,733
Time	1,087,185	1,153,299	1,217,502	1,268,013	1,395,291
Total deposits	6,644,011	6,583,013	6,582,455	6,618,854	6,847,592
Long-term debt, net of unamortized debt issuance costs of: $202 at December 31, 2024, $263 at September 30, 2024, $324 at June 30, 2024, $384 at March 31, 2024, and $445 at December 31, 2023	156,345	156,284	156,223	156,163	156,102
Lease liabilities	32,025	33,807	33,422	33,169	30,634
Accrued interest payable	10,051	12,980	14,998	16,654	18,948
Other liabilities	91,279	85,621	81,207	77,956	85,705
Total liabilities	6,933,711	6,871,705	6,868,305	6,902,796	7,138,981
SHAREHOLDERS' EQUITY
Shareholders' equity:
Preferred stock, no par value, authorized 1,000,000 shares; issued and outstanding: none at December 31, 2024, September 30, 2024, June 30, 2024, March 31, 2024, and December 31, 2023	—	—	—	—	—
Common stock, no par value, authorized 185,000,000 shares; issued and outstanding: 27,065,570 at December 31, 2024, 27,064,501 at September 30, 2024, 27,063,644 at June 30, 2024, 27,042,326 at March 31, 2024, and 27,045,033 at December 31, 2023	404,494	404,494	404,494	404,494	405,439
Additional paid-in capital	105,054	104,794	104,161	103,130	102,982
Retained earnings	143,259	138,951	132,683	123,902	117,990
Accumulated other comprehensive loss	(114,422)	(104,514)	(122,691)	(124,323)	(122,596)
Total shareholders' equity	538,385	543,725	518,647	507,203	503,815
Total liabilities and shareholders' equity	$7,472,096	$7,415,430	$7,386,952	$7,409,999	$7,642,796

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)	TABLE 3

	Three Months Ended					Year Ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Dec 31,
(Dollars in thousands, except per share data)	2024	2024	2024	2024	2023	2024	2023
Interest income:
Interest and fees on loans	$65,482	$65,469	$64,422	$62,819	$62,429	$258,192	$243,315
Interest and dividends on investment securities:
Taxable investment securities	8,626	8,975	8,466	7,211	7,292	33,278	28,789
Tax-exempt investment securities	723	551	598	655	686	2,527	2,912
Interest on deposits in other financial institutions	3,004	2,775	2,203	3,611	3,597	11,593	7,163
Dividend income on FHLB stock	125	127	151	106	109	509	478
Total interest income	77,960	77,897	75,840	74,402	74,113	306,099	282,657
Interest expense:
Interest on deposits:
Interest-bearing demand	686	484	490	499	467	2,159	1,701
Savings and money market	9,388	10,235	8,977	8,443	7,459	37,043	21,979
Time	9,881	11,040	12,173	12,990	12,741	46,084	39,205
Interest on short-term borrowings	—	—	1	—	—	1	1,139
Interest on long-term debt	2,231	2,287	2,278	2,283	2,304	9,079	8,633
Total interest expense	22,186	24,046	23,919	24,215	22,971	94,366	72,657
Net interest income	55,774	53,851	51,921	50,187	51,142	211,733	210,000
Provision for credit losses	818	2,833	2,239	3,936	4,653	9,826	15,698
Net interest income after provision for credit losses	54,956	51,018	49,682	46,251	46,489	201,907	194,302
Other operating income:
Mortgage banking income	913	822	1,040	613	611	3,388	2,592
Service charges on deposit accounts	2,251	2,167	2,135	2,103	2,312	8,656	8,753
Other service charges and fees	5,476	5,947	5,869	5,261	5,349	22,553	20,531
Income from fiduciary activities	1,430	1,447	1,449	1,435	1,272	5,761	4,895
Income from bank-owned life insurance	1,966	1,897	1,234	1,522	2,015	6,619	4,870
Net loss on sales of investment securities	(9,934)	—	—	—	(1,939)	(9,934)	(2,074)
Other	522	454	394	310	5,552	1,680	7,096
Total other operating income	2,624	12,734	12,121	11,244	15,172	38,723	46,663
Other operating expense:
Salaries and employee benefits	21,661	22,299	21,246	20,735	20,164	85,941	82,050
Net occupancy	4,192	4,612	4,597	4,600	4,676	18,001	18,185
Computer software	4,757	4,590	4,381	4,287	4,026	18,015	17,726
Legal and professional services	2,504	2,460	2,506	2,320	2,245	9,790	9,959
Equipment	904	972	995	1,010	968	3,881	3,958
Advertising	911	889	901	914	1,045	3,615	3,888
Communication	943	740	657	837	632	3,177	3,010
Other	8,305	10,125	5,868	5,873	8,766	30,171	25,367
Total other operating expense	44,177	46,687	41,151	40,576	42,522	172,591	164,143
Income before income taxes	13,403	17,065	20,652	16,919	19,139	68,039	76,822
Income tax expense	2,058	3,760	4,835	3,974	4,273	14,627	18,153
Net income	$11,345	$13,305	$15,817	$12,945	$14,866	$53,412	$58,669
Per common share data:
Basic earnings per share	$0.42	$0.49	$0.58	$0.48	$0.55	$1.97	$2.17
Diluted earnings per share	0.42	0.49	0.58	0.48	0.55	1.97	2.17
Cash dividends declared	0.26	0.26	0.26	0.26	0.26	1.04	1.04
Basic weighted average shares outstanding	27,065,047	27,064,035	27,053,549	27,046,525	27,044,121	27,057,329	27,027,681
Diluted weighted average shares outstanding	27,221,121	27,194,625	27,116,349	27,099,101	27,097,285	27,157,120	27,080,518

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Average Balances, Interest Income & Expense, Yields and Rates (Taxable Equivalent)
(Unaudited)	TABLE 4

	Three Months Ended			Three Months Ended			Three Months Ended
	December 31, 2024			September 30, 2024			December 31, 2023
	Average	Average		Average	Average		Average	Average
(Dollars in thousands)	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest
ASSETS
Interest-earning assets:
Interest-bearing deposits in other financial institutions	$250,493	4.77%	$3,004	$203,657	5.42%	$2,775	$261,594	5.45%	$3,597
Investment securities:
Taxable	1,338,569	2.58	8,626	1,340,347	2.68	8,975	1,331,752	2.19	7,292
Tax-exempt [1]	140,503	2.60	915	141,168	1.98	697	146,803	2.36	868
Total investment securities	1,479,072	2.58	9,541	1,481,515	2.61	9,672	1,478,555	2.21	8,160
Loans, including loans held for sale	5,315,802	4.91	65,482	5,330,810	4.89	65,469	5,458,245	4.55	62,429
FHLB stock	6,929	7.23	125	6,928	7.31	127	10,219	4.30	109
Total interest-earning assets	7,052,296	4.42	78,152	7,022,910	4.43	78,043	7,208,613	4.10	74,295
Noninterest-earning assets	325,102			324,493			289,484
Total assets	$7,377,398			$7,347,403			$7,498,097

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Interest-bearing demand deposits	$1,312,561	0.21%	$686	$1,267,135	0.15%	$484	$1,315,943	0.14%	$467
Savings and money market deposits	2,313,293	1.61	9,388	2,298,853	1.77	10,235	2,217,065	1.33	7,459
Time deposits up to $250,000	518,540	2.99	3,900	534,497	3.15	4,238	478,085	2.80	3,373
Time deposits over $250,000	605,920	3.93	5,981	647,728	4.18	6,802	856,159	4.34	9,368
Total interest-bearing deposits	4,750,314	1.67	19,955	4,748,213	1.82	21,759	4,867,252	1.68	20,667
Federal funds purchased and securities sold	2	5.57	—	—	—	—	—	—	—
FHLB advances and other short-term borrowings	2	5.04	—	—	—	—	—	—	—
Long-term debt	156,305	5.68	2,231	156,247	5.82	2,287	156,069	5.86	2,304
Total interest-bearing liabilities	4,906,623	1.80	22,186	4,904,460	1.95	24,046	5,023,321	1.81	22,971
Noninterest-bearing deposits	1,796,302			1,787,209			1,863,631
Other liabilities	132,338			124,806			137,437
Total liabilities	6,835,263			6,816,475			7,024,389
Total shareholders' equity	542,135			530,928			473,708
Total liabilities and shareholders' equity	$7,377,398			$7,347,403			$7,498,097

Net interest income			$55,966			$53,997			$51,324

Interest rate spread		2.62%			2.48%			2.29%

Net interest margin		3.17%			3.07%			2.84%

[1] Interest income and resultant yield information for tax-exempt investment securities is expressed on a taxable-equivalent basis using a federal statutory tax rate of 21%.

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Average Balances, Interest Income & Expense, Yields and Rates (Taxable Equivalent)
(Unaudited)	TABLE 5

	Year Ended			Year Ended
	December 31, 2024			December 31, 2023
	Average	Average		Average	Average
(Dollars in thousands)	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest
ASSETS
Interest-earning assets:
Interest-bearing deposits in other financial institutions	$220,526	5.26%	$11,593	$134,150	5.34%	$7,163
Investment securities:
Taxable	1,334,695	2.49	33,278	1,365,067	2.11	28,789
Tax-exempt [1]	141,688	2.26	3,199	150,399	2.45	3,686
Total investment securities	1,476,383	2.47	36,477	1,515,466	2.14	32,475
Loans, including loans held for sale	5,358,059	4.82	258,192	5,508,530	4.42	243,315
FHLB stock	6,896	7.38	509	11,317	4.23	478
Total interest-earning assets	7,061,864	4.34	306,771	7,169,463	3.95	283,431
Noninterest-earning assets	316,343			309,780
Total assets	$7,378,207			$7,479,243

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Interest-bearing demand deposits	$1,287,628	0.17%	$2,159	$1,359,240	0.13%	$1,701
Savings and money market deposits	2,263,273	1.64	37,043	2,195,763	1.00	21,979
Time deposits up to $250,000	538,216	3.16	17,025	415,541	2.15	8,917
Time deposits over $250,000	687,404	4.23	29,059	795,917	3.81	30,288
Total interest-bearing deposits	4,776,521	1.79	85,286	4,766,461	1.32	62,885
Federal funds purchased and securities sold	1	5.57	—	—	—	—
FHLB advances and other short-term borrowings	17	5.58	1	23,322	4.88	1,139
Long-term debt	156,218	5.81	9,079	148,922	5.80	8,633
Total interest-bearing liabilities	4,932,757	1.91	94,366	4,938,705	1.47	72,657
Noninterest-bearing deposits	1,794,469			1,933,666
Other liabilities	129,973			133,053
Total liabilities	6,857,199			7,005,424
Total shareholders' equity	521,008			473,819
Total liabilities and shareholders' equity	$7,378,207			$7,479,243

Net interest income			$212,405			$210,774

Interest rate spread		2.43%			2.48%

Net interest margin		3.01%			2.94%

[1] Interest income and resultant yield information for tax-exempt investment securities is expressed on a taxable-equivalent basis using a federal statutory tax rate of 21%.

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Loans by Geographic Distribution
(Unaudited)	TABLE 6

	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
(Dollars in thousands)	2024	2024	2024	2024	2023
HAWAII:
Commercial and industrial	$430,167	$411,209	$415,538	$420,009	$421,736
Real estate:
Construction	145,182	134,043	147,657	145,213	163,337
Residential mortgage	1,892,520	1,897,919	1,913,177	1,924,889	1,927,789
Home equity	676,982	697,123	706,811	729,210	736,524
Commercial mortgage	1,165,060	1,157,625	1,150,703	1,103,174	1,063,969
Consumer	274,712	277,849	287,295	306,563	322,346
Total loans, net of deferred fees and costs	4,584,623	4,575,768	4,621,181	4,629,058	4,635,701
Less: Allowance for credit losses	(45,967)	(47,789)	(47,902)	(48,739)	(48,189)
Loans, net of allowance for credit losses	$4,538,656	$4,527,979	$4,573,279	$4,580,319	$4,587,512

U.S. MAINLAND: [1]
Commercial and industrial	$176,769	$188,238	$169,318	$156,087	$153,971
Real estate:
Construction	29	24,083	23,865	23,356	22,182
Commercial mortgage	335,620	312,685	314,667	319,088	318,933
Consumer	235,811	241,835	254,613	273,828	308,195
Total loans, net of deferred fees and costs	748,229	766,841	762,463	772,359	803,281
Less: Allowance for credit losses	(13,215)	(13,858)	(14,323)	(14,793)	(15,745)
Loans, net of allowance for credit losses	$735,014	$752,983	$748,140	$757,566	$787,536

TOTAL:
Commercial and industrial	$606,936	$599,447	$584,856	$576,096	$575,707
Real estate:
Construction	145,211	158,126	171,522	168,569	185,519
Residential mortgage	1,892,520	1,897,919	1,913,177	1,924,889	1,927,789
Home equity	676,982	697,123	706,811	729,210	736,524
Commercial mortgage	1,500,680	1,470,310	1,465,370	1,422,262	1,382,902
Consumer	510,523	519,684	541,908	580,391	630,541
Total loans, net of deferred fees and costs	5,332,852	5,342,609	5,383,644	5,401,417	5,438,982
Less: Allowance for credit losses	(59,182)	(61,647)	(62,225)	(63,532)	(63,934)
Loans, net of allowance for credit losses	$5,273,670	$5,280,962	$5,321,419	$5,337,885	$5,375,048

[1] U.S. Mainland includes territories of the United States.

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Deposits
(Unaudited)	TABLE 7

	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
(Dollars in thousands)	2024	2024	2024	2024	2023
Noninterest-bearing demand	$1,888,937	$1,838,009	$1,847,173	$1,848,554	$1,913,379
Interest-bearing demand	1,338,719	1,255,382	1,283,669	1,290,321	1,329,189
Savings and money market	2,329,170	2,336,323	2,234,111	2,211,966	2,209,733
Time deposits up to $250,000	483,378	536,316	547,212	544,600	533,898
Core deposits	6,040,204	5,966,030	5,912,165	5,895,441	5,986,199
Other time deposits greater than $250,000	500,693	492,221	476,457	487,950	486,812
Government time deposits	103,114	124,762	193,833	235,463	374,581
Total time deposits greater than $250,000	603,807	616,983	670,290	723,413	861,393
Total deposits	$6,644,011	$6,583,013	$6,582,455	$6,618,854	$6,847,592

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Nonperforming Assets and Accruing Loans 90+ Days Past Due
(Unaudited)	TABLE 8

	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
(Dollars in thousands)	2024	2024	2024	2024	2023
Nonaccrual loans:
Commercial and industrial	$414	$376	$355	$357	$432
Real estate:
Residential mortgage	9,044	9,680	7,991	7,979	4,962
Home equity	952	915	1,247	929	834
Commercial mortgage	—	—	77	77	77
Consumer	608	626	587	790	703
Total nonaccrual loans	11,018	11,597	10,257	10,132	7,008
Other real estate owned ("OREO")	—	—	—	—	—
Total nonperforming assets ("NPAs")	11,018	11,597	10,257	10,132	7,008
Accruing loans 90+ days past due:
Real estate:
Construction	—	—	—	588	—
Residential mortgage	323	13	1,273	386	—
Home equity	78	135	135	560	229
Consumer	373	481	896	924	1,083
Total accruing loans 90+ days past due	774	629	2,304	2,458	1,312
Total NPAs and accruing loans 90+ days past due	$11,792	$12,226	$12,561	$12,590	$8,320

Ratio of total nonaccrual loans to total loans	0.21%	0.22%	0.19%	0.19%	0.13%
Ratio of total NPAs to total assets	0.15	0.16	0.14	0.14	0.09
Ratio of total NPAs to total loans and OREO	0.21	0.22	0.19	0.19	0.13
Ratio of total NPAs and accruing loans 90+ days past due to total loans and OREO	0.22	0.23	0.23	0.23	0.15

Quarter-to-quarter changes in NPAs:
Balance at beginning of quarter	$11,597	$10,257	$10,132	$7,008	$6,652
Additions	1,436	3,484	1,920	4,792	1,836
Reductions:
Payments	(763)	(602)	(363)	(263)	(268)
Return to accrual status	(71)	(354)	(27)	(198)	(137)
Charge-offs, valuation and other adjustments	(1,181)	(1,188)	(1,405)	(1,207)	(1,075)
Total reductions	(2,015)	(2,144)	(1,795)	(1,668)	(1,480)
Balance at end of quarter	$11,018	$11,597	$10,257	$10,132	$7,008

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Allowance for Credit Losses on Loans
(Unaudited)	TABLE 9

	Three Months Ended					Year Ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Dec 31,
(Dollars in thousands)	2024	2024	2024	2024	2023	2024	2023
Allowance for credit losses:
Balance at beginning of period	$61,647	$62,225	$63,532	$63,934	$64,517	$63,934	$63,738
Provision for credit losses on loans	1,353	3,040	2,448	4,121	4,959	10,962	15,235
Charge-offs:
Commercial and industrial	(1,113)	(663)	(519)	(682)	(419)	(2,977)	(1,962)
Real estate:
Residential mortgage	—	(99)	(284)	—	—	(383)	—
Consumer	(3,727)	(3,956)	(4,345)	(4,838)	(5,976)	(16,866)	(17,245)
Total charge-offs	(4,840)	(4,718)	(5,148)	(5,520)	(6,395)	(20,226)	(19,207)
Recoveries:
Commercial and industrial	158	158	130	90	84	536	720
Real estate:
Construction	—	—	—	—	—	—	1
Residential mortgage	11	8	9	8	7	36	77
Home equity	—	—	—	6	42	6	57
Consumer	853	934	1,254	893	720	3,934	3,313
Total recoveries	1,022	1,100	1,393	997	853	4,512	4,168
Net charge-offs	(3,818)	(3,618)	(3,755)	(4,523)	(5,542)	(15,714)	(15,039)
Balance at end of period	$59,182	$61,647	$62,225	$63,532	$63,934	$59,182	$63,934

Average loans, net of deferred fees and costs	$5,315,802	$5,330,810	$5,385,829	$5,400,558	$5,458,245	$5,358,059	$5,508,530
Ratio of annualized net charge-offs to average loans	0.29%	0.27%	0.28%	0.34%	0.41%	0.29%	0.27%
Ratio of ACL to total loans	1.11	1.15	1.16	1.18	1.18	1.11%	1.18%

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(Unaudited)	TABLE 10

To supplement our consolidated financial information, the Company uses certain non-GAAP financial measures, which are not meant to be considered in isolation or as a substitute for comparable GAAP. The Company believes these non-GAAP financial measures provide useful information to investors and others, which excludes transactions that are not meaningful in comparison to our past operating performance or not reflective of ongoing financial results. The Company believes that these measures offer a supplemental measure for period-to-period comparisons and can be used to evaluate our historical and prospective financial performance. These non-GAAP financial measures may not be comparable to similarly entitled measures reported by other companies.

The following reconciling adjustments from GAAP or reported financial measures to non-GAAP adjusted financial measures are limited to: (i) pre-tax loss on sales of investment securities related to an investment portfolio repositioning of $9.9 million and $1.9 million in the fourth quarter of 2024 and fourth quarter of 2023, respectively, (ii) $3.1 million in pre-tax expenses related to our evaluation and assessment of a strategic opportunity in the third quarter of 2024, (iii) a pre-tax gain on sale of a real estate property of $5.1 million in the fourth quarter of 2023 and (iv) pre-tax branch lease termination expense of $2.3 million in the fourth quarter of 2023. Management does not consider these transactions to be representative of the Company's core operating performance. The income tax effect was calculated assuming a 23% effective tax rate.

	Three Months Ended December 31, 2024		Three Months Ended September 30, 2024		Three Months Ended December 31, 2023
(dollars in thousands,		Non-GAAP		Non-GAAP		Non-GAAP
except per share data)	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted
Financial measures:
Net income	$11,345	$18,994	$13,305	$15,667	$14,866	$14,161
Diluted earnings per share ("EPS")	$0.42	$0.70	$0.49	$0.58	$0.55	$0.52
Pre-provision net revenue (non-GAAP)	$14,221	$24,155	$19,898	$22,966	$23,792	$22,877
Efficiency ratio (non-GAAP)	75.65%	64.65%	70.12%	65.51%	64.12%	63.76%
Return on average assets ("ROA")	0.62%	1.03%	0.72%	0.85%	0.79%	0.76%
Return on average shareholders' equity ("ROE")	8.37%	13.82%	10.02%	11.75%	12.55%	11.98%
As of December 31, 2024, September 30, 2024 and December 31, 2023:
Tangible common equity ("TCE") ratio (non-GAAP)	7.21%	7.33%	7.31%	7.34%	6.57%	6.57%

	Year Ended December 31, 2024		Year Ended December 31, 2023
(dollars in thousands,		Non-GAAP		Non-GAAP
except per share data)	Reported	Adjusted	Reported	Adjusted
Financial measures:
Net income	$53,412	$63,423	$58,669	$57,964
Diluted earnings per share ("EPS")	$1.97	$2.34	$2.17	$2.14
Pre-provision net revenue (non-GAAP)	$77,865	$90,867	$92,520	$91,605
Efficiency ratio (non-GAAP)	68.91%	65.10%	63.95%	63.86%
Return on average assets ("ROA")	0.72%	0.86%	0.78%	0.78%
Return on average shareholders' equity ("ROE")	10.25%	12.10%	12.38%	12.24%

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(Unaudited)	TABLE 10 (CONTINUED)

The following table presents a recalculation of the non-GAAP core earnings and non-GAAP EPS presented above.

	Three Months Ended			Year Ended
(dollars in thousands, except per share data)	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
GAAP net income	$11,345	$13,305	$14,866	$53,412	$58,669
Add: Pre-tax net loss related to an investment portfolio repositioning	9,934	—	1,939	9,934	1,939
Less: Pre-tax net gain on sale of a real estate property	—	—	(5,128)	—	(5,128)
Add: Pre-tax expenses related to a strategic opportunity	—	3,068	—	3,068	—
Add: Pre-tax branch lease termination expense	—	—	2,274	—	2,274
Total pre-tax adjustments (non-GAAP)	9,934	3,068	(915)	13,002	(915)
Less: Income tax effect (assumes 23% ETR)	(2,285)	(706)	210	(2,991)	210
Total adjustments, net of tax (non-GAAP)	7,649	2,362	(705)	10,011	(705)
Adjusted net income (non-GAAP)	$18,994	$15,667	$14,161	$63,423	$57,964

Diluted weighted average shares outstanding	27,221,121	27,194,625	27,097,285	27,157,120	27,080,518

GAAP EPS	$0.42	$0.49	$0.55	$1.97	$2.17
Add: Total adjustments, net of tax (non-GAAP)	0.28	0.09	(0.03)	0.37	(0.03)
Adjusted EPS (non-GAAP)	$0.70	$0.58	$0.52	$2.34	$2.14

The following table presents a recalculation of the non-GAAP adjusted pre-provision net revenue ("PPNR") presented above.

	Three Months Ended			Year Ended
(dollars in thousands)	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
GAAP net income	$11,345	$13,305	$14,866	$53,412	$58,669
Add: Income tax expense	2,058	3,760	4,273	14,627	18,153
GAAP pre-tax income	13,403	17,065	19,139	68,039	76,822
Add: Provision for credit losses	818	2,833	4,653	9,826	15,698
Pre-provision net revenue ("PPNR") (non-GAAP)	14,221	19,898	23,792	77,865	92,520
Add: Total pre-tax adjustments (non-GAAP)	9,934	3,068	(915)	13,002	(915)
Adjusted PPNR (non-GAAP)	$24,155	$22,966	$22,877	$90,867	$91,605

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(Unaudited)	TABLE 10 (CONTINUED)

The following table presents a recalculation of the non-GAAP adjusted efficiency ratio presented above.

	Three Months Ended			Year Ended
(dollars in thousands)	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Total other operating expense	$44,177	$46,687	$42,522	$172,591	$164,143
Less: Expenses related to a strategic opportunity	—	(3,068)	—	(3,068)	—
Less: Branch lease termination expense	—	—	(2,274)	—	(2,274)
Total other operating expense adjustments (non-GAAP)	—	(3,068)	(2,274)	(3,068)	(2,274)
Adjusted total other operating expense (non-GAAP)	$44,177	$43,619	$40,248	$169,523	$161,869

Net interest income	$55,774	$53,851	$51,142	$211,733	$210,000

Total other operating income	2,624	12,734	15,172	38,723	46,663
Add: Net loss related to an investment portfolio repositioning	9,934	—	1,939	9,934	1,939
Less: Net gain on sale of a real estate property	—	—	(5,128)	—	(5,128)
Total other operating income adjustments (non-GAAP)	9,934	—	(3,189)	9,934	(3,189)
Adjusted total other operating income (non-GAAP)	12,558	12,734	11,983	48,657	43,474

Total revenue	$58,398	$66,585	$66,314	$250,456	$256,663
Adjusted total revenue (non-GAAP)	$68,332	$66,585	$63,125	$260,390	$253,474

Efficiency ratio (non-GAAP)	75.65%	70.12%	64.12%	68.91%	63.95%
Less: Total pre-tax adjustments (non-GAAP)	(11.00)%	(4.61)%	(0.36)%	(3.81)%	(0.09)%
Adjusted efficiency ratio (non-GAAP)	64.65%	65.51%	63.76%	65.10%	63.86%

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(Unaudited)	TABLE 10 (CONTINUED)

The following table presents a recalculation of the non-GAAP adjusted ROA and adjusted ROE presented above.

	Three Months Ended			Year Ended
(dollars in thousands)	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Average assets	$7,377,398	$7,347,403	$7,498,097	$7,378,207	$7,479,243
Add: Total adjustments, net of tax (non-GAAP)	7,649	2,362	(705)	3,093	(176)
Adjusted average assets (non-GAAP)	$7,385,047	$7,349,765	$7,497,392	$7,381,300	$7,479,067

ROA (GAAP net income to average assets)	0.62%	0.72%	0.79%	0.72%	0.78%
Add: Total adjustments, net of tax (non-GAAP)	0.41	0.13	(0.03)	0.14	—
Adjusted ROA (non-GAAP)	1.03%	0.85%	0.76%	0.86%	0.78%

Average shareholders' equity	$542,135	$530,928	$473,708	$521,008	$473,819
Add: Total adjustments, net of tax (non-GAAP)	7,649	2,362	(705)	3,093	(176)
Adjusted average shareholders' equity (non-GAAP)	$549,784	$533,290	$473,003	$524,101	$473,643

ROE (GAAP net income to average shareholders' equity)	8.37%	10.02%	12.55%	10.25%	12.38%
Add: Total adjustments, net of tax (non-GAAP)	5.45	1.73	(0.57)	1.85	(0.14)
Adjusted ROE (non-GAAP)	13.82%	11.75%	11.98%	12.10%	12.24%

The following table presents a recalculation of the non-GAAP tangible common equity ("TCE") ratio presented above.

(dollars in thousands)	December 31, 2024	September 30, 2024	December 31, 2023
Total shareholders' equity	$538,385	$543,725	$503,815
Less: Intangible assets	—	(1,390)	(1,461)
TCE	538,385	542,335	502,354
Add: Total adjustments, net of tax (non-GAAP)	10,011	2,362	(705)
Adjusted TCE (non-GAAP)	$548,396	$544,697	$501,649

Total assets	$7,472,096	$7,415,430	$7,642,796
Less: Intangible assets	—	(1,390)	(1,461)
Tangible assets	7,472,096	7,414,040	7,641,335
Add: Total adjustments, net of tax (non-GAAP)	10,011	2,362	(705)
Adjusted tangible assets (non-GAAP)	$7,482,107	$7,416,402	$7,640,630

TCE ratio (non-GAAP) (TCE to tangible assets)	7.21%	7.31%	6.57%
Add: Total adjustments, net of tax (non-GAAP)	0.12	0.03	—
Adjusted TCE ratio (non-GAAP)	7.33%	7.34%	6.57%